EXHIBIT 10.18

Certain identified information (shown as “Omitted”) in this exhibit has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K since the excluded information is not material and would likely cause competitive harm to the Company if publicly disclosed.

REAL ESTATE AGREEMENT

THIS AGREEMENT is effective as of the 19th day of November, 2024 (the “Effective Date”) by and between Massachusetts Medical Properties, LLC, a Delaware limited liability company (“MMP”) and AmeriCann, Inc., a Colorado corporation (“ACAN”) (collectively, MMP and ACAN are sometimes referred to herein as the “Parties”).

WHEREAS, MMP and ACAN are parties to a certain Ground Lease dated October 17, 2016, as amended by Amendment to Ground Lease dated October 17, 2017, as further amended by Amendment to Ground Lease dated February 16, 2018, as further amended by Amendment to Ground Lease dated April 17, 2018, as further amended by Fourth Amendment to Ground Lease August 2, 2019 (as amended, the “2016 Ground Lease”) relative to a portion of property located at Campanelli Drive, Freetown, MA, and more particularly described on Exhibit A attached hereto and incorporated herein (the “Vacant Parcel”) and pursuant to which ACAN, as Tenant, leases the Vacant Parcel from MMP; and

WHEREAS, MMP and ACAN are parties to a certain Ground Lease dated August 2, 2019 (the “2019 Ground Lease”) relative to a portion of property adjacent to the Vacant Parcel and more particularly described on Exhibit B attached hereto and incorporated herein (the “Improved Parcel”; the Vacant Parcel (red and green boundaries) and the Improved Parcel (blue boundary) are approximately depicted on Exhibit C); and

WHEREAS, the Parties desire to terminate the 2016 Ground Lease and provide for the eventual transfer of the Improved Parcel from MMP to ACAN on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    Termination of 2016 Ground Lease. Subject to the terms and conditions hereinafter set forth, on the Effective Date ACAN and MMP shall terminate the 2016 Ground Lease and relinquish to MMP all right, title, and interest in and to the Vacant Parcel.

The Parties shall execute such documentation necessary to effectuate the termination of the 2016 Ground Lease in its entirety including without limitation a Notice of Termination in recordable form to be recorded with the Bristol County Registry of Deeds and any other documents which may be reasonably required by MMP’s title insurer, if any (the execution and delivery of such documentation being referred to herein as the “Closing”).

Upon the termination of the 2016 Ground Lease: full possession of the Vacant Parcel shall be delivered in AS IS condition to MMP; all obligations of ACAN under the 2016 Ground Lease shall terminate, except as otherwise set forth herein; and MMP shall thereafter be solely responsible for all costs and expenses related to the Vacant Parcel, except as otherwise set forth herein.

2.    Consideration for Termination of 2016 Ground Lease. In consideration of the termination of the 2016 Ground Lease by ACAN, the Parties hereby agree as follows:

i.

At Closing, MMP shall make a non-refundable payment to ACAN in the amount of Six Hundred and Fifty Thousand ($650,000) Dollars (the “Initial Deposit”). The amount of this payment shall be applied against the MMP Payment (defined below).

ii.

MMP shall have exclusive discretion and authority to market, negotiate, and execute a sale of the Vacant Parcel, without any further consent or approval from ACAN whatsoever. MMP warrants and represents that it shall use due diligence and good faith efforts to sell the Vacant Parcel for at least its fair market value in an arms-length transaction. In consideration of the foregoing representation and by accepting the MMP Payment, ACAN shall be deemed to have irrevocably and fully waived any and all claims regarding MMP’s efforts and the value at which the Vacant Parcel is sold, including without limitation any claim that such value is below the fair market value.

iii.	MMP shall not lease or develop the Vacant Parcel without the prior written approval of ACAN, which shall be in the sole discretion of ACAN.

iv.

MMP shall not transfer, convey, or otherwise encumber the Improved Parcel or take any action (except those expressly contemplated herein) that is likely to have a material adverse effect on the use or value of the Vacant Parcel or the Improved Parcel without the prior written consent of ACAN, which shall be in the sole discretion of ACAN.

v.

At the time of the sale of the Vacant Parcel, MMP shall pay to ACAN twenty (20%) percent of the Net Proceeds (defined below) from the sale (the “MMP Payment”). “Net Proceeds” shall be defined as the purchase price less (a) customary recording fees, excise stamp taxes, closing prorations, broker commissions and fees, and all costs and expenses of any reasonable concessions given to the purchaser and entitlements MMP elects or is required to secure or pursue by a municipality or potential purchaser in order to effectuate a sale of the Vacant Parcel; (b) all costs and expenses related to subdivision of the Vacant Parcel from the Improved Parcel; and (c) the following costs related to the Vacant Parcel: real estate taxes, maintenance, and insurance, incurred by MMP with respect to the Vacant Parcel from the Effective Date through closing of the sale of the Vacant Parcel or the corresponding portion thereof.

vi.

The MMP Payment shall be (a) increased by an amount equal to Base Rent paid by ACAN to MMP under the 2019 Ground Lease from the Effective Date through the date of conveyance of the Improved Parcel to ACAN by MMP and (b) decreased by the fair market value of the Improved Parcel, which the Parties hereby stipulate to be $1,072,000, and (c) decreased by the Initial Deposit paid by MMP.

vii.

ACAN shall be responsible for the payment of real estate taxes assessed against (a) both the Vacant Parcel and the Improved Parcel to the extent payable prior to the Effective Date, without proration or reimbursement by MMP, and (b) Improved Parcel from and after the Effective Date through the date the Improved Parcel is conveyed by MMP to ACAN pursuant hereto. The November 2024 installment of real estate taxes shall be paid in full by ACAN within three (3) business days following the Effective Date.

viii.	MMP shall be responsible for the payment of real estate taxes assessed against the Vacant Parcel from the Effective Date forward.

ix.

From the Effective Date to such time as the Vacant Parcel and the Improved Parcel have been subdivided and separate tax parcels established, real estate taxes shall be equitably allocated among the parties with (a) all assessed value allocable to buildings and improvements allocated to ACAN and (b) land value allocated between the Parties on the basis of relative acreage of each Parcel.

x.

Reference is made to that certain Host Community Agreement dated October 5, 2015, recorded in Book 9202, Page 30, with the Bristol Fall River Registry of Deeds (the “HCA”). ACAN shall diligently pursue a recorded amendment of the HCA to expressly exclude the Vacant Parcel.

3.    Subdivision of Vacant Parcel/Improved Parcel. To facilitate the sale of the Vacant Parcel, the Parties shall cooperate to promptly undertake the subdivision of the Vacant Parcel from the Improved Parcel.

November 2024 rent under both the 2016 Ground Lease (prorated as of November 19, 2024) and the 2019 Ground Lease, totaling $25,679.70, shall be paid by ACAN within three (3) business days of the Effective Date. The 2019 Ground Lease shall remain in effect and unmodified, with Base Rent continuing at the current monthly rate of $13,407.49 until the transfer of the Improved Parcel by MMP to ACAN which transfer shall be free and clear of any debt or liens incurred by MMP; on an AS IS basis; and by quitclaim deed subject to all matters of record and apparent.

The transfer of the Improved Parcel and termination of the 2019 Ground Lease shall occur on a date specified by ACAN but not later than nine (9) months following completion of the subdivision of the Vacant Parcel from the Improved Parcel. It shall be a condition to such conveyance, for the sole and exclusive benefit of MMP, that ACAN shall have delivered either (a) the consent of MA Investor, LLC (“Lender”) to such conveyance of the Improved Parcel or (b) the termination of the Landlord Estoppel Certificate and Agreement between Lender and MMP dated August 2, 2019.

Upon notice from ACAN of a closing date and satisfaction of the condition described in the immediately preceding paragraph, the Parties shall terminate the 2019 Ground Lease and MMP shall execute a quitclaim deed of the Improved Parcel in recordable form in favor of ACAN. MMP shall also deliver such documentation as may reasonably be required by ACAN’s title insurer.

4.    Representations of ACAN. ACAN represents to MMP as of the Effective Date as follows:

(a)    Organization and Existence. ACAN is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. ACAN has all requisite power to own its respective property and to carry on its respective business as presently conducted. ACAN has all corporate power to perform this Agreement and has all corporate power to terminate the 2016 Ground Lease and deliver the Vacant Parcel as contemplated by this Agreement.

(b)    Authorization. This Agreement and all other agreements, documents and instruments executed pursuant hereto are the valid and binding obligations of ACAN, as applicable, enforceable in accordance with their terms, and the execution, delivery and performance of this Agreement, and such other agreements, documents and instruments and the transactions contemplated hereunder, have been duly and validly authorized by all necessary corporate action.

(c)    No Conflict. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not, and will not, constitute a violation of, and are not, and will not be, a default under or conflict with the terms of (i) the charter documents and by laws of any of ACAN or (ii) any contract, lease, indenture, agreement, order, judgment or decree to which any ACAN is a party or by which it is bound and do not, and will not, violate or constitute a default under any statute, rule, regulation, order, or ordinance of any governmental, judicial or arbitral body.

(d)    Litigation. There is no suit, action or legal, administrative, arbitration or other proceedings of any nature pending, or to the knowledge of ACAN threatened, against ACAN or the Vacant Parcel or Improved Parcel which might materially and adversely affect the legality or validity of this Agreement. ACAN has no knowledge of any liens, claims, security interests, encumbrances, easements, or restrictions against the Vacant Parcel or Improved Parcel, other than the Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents in favor of MA Investor, LLC, which affects the Improved Parcel only, and has not received notice of any material violation of any law or municipal ordinance, order, or requirement noted or issued against the Vacant Parcel by any governmental authority having jurisdiction over the Vacant Parcel, which has not been cured, corrected, or waived as of the Effective Date.

(e)    Service Contracts. There are no service, maintenance, supply, leasing, brokerage, listing, or other contracts or liens created by ACAN relating to the Vacant Parcel which will be binding upon MMP following the Closing Date.

(f)    Hazardous Materials. ACAN has not placed any, and to ACAN’s knowledge there are no, Hazardous Materials installed, stored in, or otherwise existing at, on, in, or under the Vacant Parcel in violation of any Environmental Laws. “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in CERCLA and the Massachusetts Hazardous Waste Management Act, M.G.L. Chapter 21C, as amended and the Massachusetts Oil and Hazardous Material Release Prevention and Response Act. M.G.L. Chapter 21E, and any other substances regulated because of their effect or potential effect on public health and the environment, including PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials. “Environmental Laws” means, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act, the Massachusetts Hazardous Waste Management Act, and the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, and other federal, state, county, municipal, and other local laws governing or relating to Hazardous Materials or the environment together with their implementing regulations, ordinances, and guidelines.

The representations of ACAN contained in subsection (f) above are based on ACAN’s knowledge. The term “ACAN’s knowledge” or “knowledge of ACAN” shall mean the actual, not constructive or implied, knowledge of Timothy Keogh and Ben Barton.

The representations set forth in this Agreement constitute the sole and exclusive representations given to MMP in connection with the transactions contemplated hereby, and MMP acknowledges and agrees for all purposes that neither ACAN, nor any owner or representative thereof is making or has made, and MMP and its representatives have not relied upon in connection with the transactions contemplated hereby, any representation or statement, express or implied, beyond the representations expressly set forth in this Agreement.

5.     MMP Representations. MMP represents to and agrees with ACAN as follows:

(a)    Organization and Existence. MMP has all requisite power to conduct its business and perform the transactions contemplated hereby, and is, an entity duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)    Authorization. This Agreement is the valid and binding obligation of MMP enforceable in accordance with its terms and the execution, delivery and performance of this Agreement and the transactions contemplated hereby by MMP have been or will be duly and validly authorized and approved by all persons whose authority and approval are required.

(c)    No Conflict. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not, and will not, constitute a violation of, and are not, and will not be, a default under or conflict with the terms of any applicable organizational documents of MMP, or any contract, lease, indenture, agreement, order, judgment or decree to which MMP is a party or by which it is bound and do not, and will not, to the best of MMP's knowledge, violate or constitute a default under any statute, rule, regulation, order or ordinance of any governmental, judicial or arbitral body.

(d)    Litigation. There is no suit, action or legal, administrative, arbitration or other proceedings of any nature pending, or to the knowledge of MMP threatened, against MMP or its affiliates which might materially and adversely affect the legality or validity of this

Agreement, or MMP’s ability to carry out its obligations hereunder and there is not any factual basis known to MMP for any such suit, action or proceeding.

6.    No Pledge/Assignment. Neither Party shall pledge as collateral or otherwise assign or transfer this Agreement or its respective rights and interests hereunder.

7.    Mutual Release. The Parties, on behalf of their respective officers, employees, agents, and successor corporations, for themselves, their heirs, successors and assigns, hereby irrevocably release, waive, and discharge each other from any and all actual or potential claims, demands, liabilities, costs and expenses (including without limitation attorneys’ fees, costs, disbursements and the like), damages, injuries, suits, and actions of whatever kind or nature, whether known or unknown, anticipated or unanticipated, through the Effective Date, that either Party has or may have against the other in connection with the subject matter of this Agreement, except (a) as otherwise set forth herein and (b) the 2019 Ground Lease, which is unaffected hereby.

8.    Brokerage. No broker has been engaged by any Party hereto relative to the transaction contemplated herein; provided, however, that the parties acknowledge that MMP intends to engage a broker for the sale of the Vacant Parcel. The Parties warrant and represent to each other that each has dealt with no real estate agent, representative, or other person entitled to or who may claim a commission or fee in connection with this transaction. The Parties agree to hold the other harmless and indemnified from and against all damages, claims, losses and liabilities, including legal fees, incurred by the other arising out of or resulting from the failure of any representation and warranty of that Party under this Clause. The provisions of this Clause shall survive the delivery and recording of the deed or termination of this Agreement, as the case may be.

9.    Default. If either party hereto defaults under the terms of this Agreement, the other party hereto may seek specific performance of such defaulting party’s obligations hereunder, in addition to any other remedy that the non-defaulting party may have at law or in equity. Each party hereto acknowledges that the existence of any other remedy does not diminish the availability of specific performance of the obligations hereunder and the ability of the non-defaulting party to take legal action to enforce the specific terms and agreements contained herein.

10.   Miscellaneous Provisions.

(a)    Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for its own fees and expenses in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

(b)    Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, executors, administrators, successors and assigns.

(c)    Notice. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient; (b) when sent by email, on the date delivery is verified to such recipient; or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) and addressed to the intended recipient as set forth below, or at any other address as the Party may later designate by written notice.

If to MMP:

Massachusetts Medical Properties

(Omitted)

With copy to:

(Omitted)

If to ACAN:

AmeriCann, Inc.

1555 Blake Street, Unit 502

Denver, CO 80202

With Copy to:

(Omitted)

Either Party may change its address for notice by giving notice of change of address in the manner set forth above.

(d)    Headings. The headings of the Paragraphs of this Agreement are for convenience of reference only and does not form a part hereof and in no way modify, interpret or construe the meanings of the Parties.

(e)    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings with respect hereto. This Agreement may not be amended, changed or modified except by a written instrument duly executed by the Parties hereto. This Agreement shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

(f)    Counterparts. This Agreement and its related documents may be signed in any number of counterparts and electronically, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Copies, PDF’s or other electronic images of such documents may also be accepted as if they were originals.

(g)    Severability. Any provision hereof which is held to be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be adjusted rather than avoided, if possible, in order to achieve the intent of the Parties to this Agreement to the extent possible without in any manner invalidating the remaining provisions hereof.

(h)    Representation by Counsel. Each Party hereto acknowledges that it has been advised by legal and any other counsel retained by such Party in its sole discretion. Each Party acknowledges that such Party has had a full opportunity to review this Agreement and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

(i)    Construction. The Parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(j)    Waivers. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the Party’s rights under such provisions at any other time or a waiver of the Party’s rights under any other provision of this Agreement. No failure by any Party to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other Party. To be effective any waiver must be in writing and signed by the waiving Party.

(k)    Arbitration. In the event of a dispute between the Parties, other than a claim seeking injunctive relief, any party seeking indemnification therefore shall submit such dispute to final, exclusive and binding arbitration to be conducted in Boston, Massachusetts in accordance with rules of the American Arbitration Association’s Boston office (the “AAA”) by a single arbitrator appointed by the AAA. The fees and expenses of the arbitrator shall be shared equally by each party and each Party shall be responsible for the attorneys’ fees, costs and expenses it may incur in connection with the arbitration, provided that the arbitrator shall award the attorneys’ fees or expenses in proportion to the extent that each Party prevails. The decision of the arbitrator, including any equitable relief awarded by the arbitrator, shall be final and binding on the Parties and enforceable in any court of competent jurisdiction. Notwithstanding anything to the contrary herein, this Section 13k shall not prevent any Party from (i) seeking equitable relief in a court of law with respect to any dispute, or (ii) joining another party in any litigation brought by a third party.

IN WITNESS WHEREOF, the Parties have executed this Agreement under seal as of the day and year first above written.

Massachusetts Medical Properties LLC	AmeriCann, Inc.

By:	By:

Its:	Its: